Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO ANNOUNCES CHANGES TO BOARD OF DIRECTORS

RESTON, Va., - (Business Wire) December 19, 2008 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced changes to the boards of directors for both ICO Global Communications (Holdings) Limited (“ICO Global”) and its subsidiary, ICO North America, Inc. (“ICO North America”).

Nicolas Kauser has joined the board of ICO Global Communications (Holdings) Limited.  Mr. Kauser is a principal of Eagle River Holdings, LLC and he serves on the boards of RadioFrame Networks and Triquint Semiconductor.  He has previously held the position of chief technology officer at both AT&T Wireless Services and Clearwire Corporation, and served as president of Clearwire International.

ICO Global directors R. Gerard Salemme, Donna Alderman and Benjamin Wolff have resigned from the board of ICO Global, and will remain on the board of ICO North America.  Craig McCaw has resigned from the board of ICO North America, and will remain on the board of ICO Global.  All other directors for ICO Global and ICO North America will continue to serve in their respective existing capacities.

“This year has seen significant accomplishments for both ICO North America and ICO Global. ICO North America launched the ICO G1 satellite, while ICO Global prevailed with a favorable verdict in our litigation with the Boeing companies,” commented Mr. McCaw.  “These modifications to the composition of both boards of directors will further enhance the governance of these companies as each pursues its respective business opportunities in 2009 and beyond.”

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Contact:
Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

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